Exhibit 10.20

______________________________________________________

AGREEMENT OF SALE

Between

NATHAN’S FAMOUS OPERATING CORP.,

Seller

AND

660 86 LLC,

Purchaser

__________________________________

Dated: September 8, 2017

______________________________________________________

TABLE OF CONTENTS

ARTICLE 1	3
SALE	3

ARTICLE 2	4
PURCHASE PRICE	4

ARTICLE 3	7
TITLE	7

ARTICLE 4	9
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER	9

ARTICLE 5	10
INSPECTION PERIOD	10

ARTICLE 6	12
REPRESENTATIONS AND WARRANTIES OF PURCHASER	12

ARTICLE 7	12
APPORTIONMENTS	12

ARTICLE 8	13
CLOSING	13

ARTICLE 9	14
DELIVERIES AT CLOSING	14

ARTICLE 10	15
FIRE OR OTHER CASUALTY	15

ARTICLE 11	15
EMINENT DOMAIN	15

ARTICLE 12	15
BROKERAGE	15

ARTICLE 13	16
TERMINATION	16

ARTICLE 14	16
DEFAULT	16

ARTICLE 15	17
NOTICES	17

ARTICLE 16	18
AMENDMENT	18

ARTICLE 17	18
ASSIGNMENT	18

ARTICLE 18	19
CONSTRUCTION	19

ARTICLE 19	19
RECORDING	19

ARTICLE 20	19
GOVERNING AUTHORITY	19

ARTICLE 21	19
WAIVER; JURY WAIVER	19

ARTICLE 22	20
INVALIDITY	20

ARTICLE 23	20
COUNTERPARTS	20

ARTICLE 24	20
LIMITATION OF SELLER'S LIABILITY	20

ARTICLE 25	21
REPRESENTATION BY COUNSEL	21

ARTICLE 26	21
ATTORNEYS' FEES	21

ARTICLE 27	21
MERGER	21

ARTICLE 28	22
DISCLAIMERS AND WAIVERS	22

ARTICLE 29	23
NO FINANCING CONTINGENCIES	23

ARTICLE 30	23
CERTIORARI PROCEEDINGS	23

ARTICLE 31	24
LEASEBACK	24

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B
PERMITTED EXCEPTIONS

EXHIBIT C
FORM OF SURRENDER AGREEMENT

AGREEMENT, made as of this _____ day of _______, 2017, by and between NATHAN’S FAMOUS OPERATING CORP., a Delaware corporation, having an address at One Jericho Plaza, Second Floor, Wing A, Jericho, NY 11753 (hereinafter referred to as the "Seller"), and 660 86 LLC, a New York limited liability company, having an address at 9322 Third Avenue, Brooklyn, NY 11209 (hereinafter referred to as the "Purchaser").

W I T N E S S E T H :

WHEREAS, Seller is the owner of certain property located in the Borough of Brooklyn, City of New York, State of New York, known as 650-666 86th Street, Brooklyn, New York designated on the City tax map as Section 10, Block 6056, Lots 12 & 15 in Kings County, and more particularly described hereinbelow; and

WHEREAS, Purchaser desires to purchase and Seller desires to cause the conveyance to Purchaser of the property described hereinbelow, subject to and in accordance with the terms, conditions and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:

ARTICLE 1

SALE

1.01     Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following property upon the terms and conditions set forth herein:

(a)     all that certain parcel of land more particularly described on Exhibit A attached hereto and made a part hereof (the "Land") together with the buildings, and improvements erected thereon (collectively the "Improvements" and the Land and Improvements are hereinafter sometimes collectively referred to as the "Property");

(b)     all right, title and interest of the Seller in and to any land lying in the bed of any highway, street, road or avenue, open or proposed, including vaults, if any, and any possible strips or gores in front of or abutting or adjoining the Land, and any award made or to be made in lieu thereof;

(c)     all right, title and interest of the Seller in and to any and all rights of way, appendages, appurtenances, easements, sidewalks, paved parking areas, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, and or in any way belonging to the Property; and

(d)     all right, title and interest of the Seller in and to all fixtures, equipment and other personal property attached to or appurtenant to the Improvements other than any such property that is owned by the business operating thereon (the "Personal Property");

(e)     to the extent assignable, permits, licenses, if any, (other than any permit or license for Seller’s business) held solely for use in connection with all or any portion of the Property.

(f)     any development or air rights appurtenant to the Property or any portion thereof;

All of the above referenced property, rights and interest to be sold to Purchaser pursuant to this Agreement (including the Land, buildings and Improvements shall be referred to collectively as the Property.

ARTICLE 2

PURCHASE PRICE

2.01     The purchase price (the "Purchase Price") is Twelve Million Two Hundred Fifty Thousand and 00/100 ($12,250,000.00) Dollars, which shall be paid as follows:

(a)     Six Hundred Thousand and 00/100 ($600,000.00) Dollars (the "Downpayment") to the Escrow Agent upon Purchaser's execution of this Agreement; and

(b)     Eleven Million Six Hundred Fifty Thousand and 00/100 ($11,650,000.00) Dollars on the Closing Date, by wire transfer to Seller's account at such bank as Seller shall designate, or by bank check or certified check directly to Seller's order or as otherwise requested by Seller.

2.02       (a)     The Downpayment shall be held in escrow by Seller's attorneys, Farrell Fritz, P.C. ("Escrow Agent") in accordance with the terms of this Agreement. The Downpayment shall be placed in an interest-bearing account, and the interest accrued thereon (the "Interest") shall be paid over as follows:

(i) in the event title closes hereunder, the Interest shall be paid to the Seller at closing with Interest allocated against the Purchase Price;

(ii) in the event title does not close by reason of a default by Seller, the Interest shall be paid to Purchaser, together with the monies to be remitted to Purchaser pursuant to Article 24 of this Agreement; and

(iii) in the event title does not close by reason of a default by Purchaser, the Downpayment plus Interest shall be paid to Seller and this Agreement shall be null and void, and there shall be no further liability on behalf of either party.

(b)     The Escrow Agent shall hold the Downpayment in an interest-bearing account, and shall dispose of the Downpayment plus the Interest in accordance with the rights and obligations of the parties hereto.

2.03     The Escrow Agent shall deliver the Downpayment to Seller or to Purchaser, as the case may be, under the following conditions:

(a)     The Downpayment shall be delivered to Seller upon Escrow Agent's receipt of written demand therefor from Seller (with copy sent to Purchaser), stating that Purchaser has defaulted in the performance of its obligations under this Agreement and setting forth the facts and circumstances underlying such default, if Purchaser shall not have given written notice of objection within the ten (10) day period specified in Section 2.04; or

(b)     The Downpayment shall be delivered to Purchaser upon Escrow Agent's receipt of written demand therefor from Purchaser (with copy sent to Seller), stating that Seller has defaulted in the performance of any of its material obligations under this Agreement or because this Agreement was terminated under circumstances entitling Purchaser to the return of the Downpayment, and setting forth the facts and circumstances underlying such default or termination, if Seller shall not have given written notice of objection within the ten (10) day period specified in Section 2.04; or

(c)     The Downpayment shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

2.04     If Escrow Agent receives a written demand on behalf of the Purchaser or Seller (the “Noticing Party”) pursuant to Section 2.03(a) or 2.03(b) stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to the Downpayment, or that the other party hereto (the “Non-Noticing Party”) has defaulted in the performance of its obligations hereunder, Escrow Agent shall mail (by certified mail, return receipt requested) a copy of such request to the Non-Noticing Party and its attorney. The Non-Noticing Party shall have the right to object to such request for the Downpayment by written notice of objection delivered to and received by Escrow Agent within ten (10) days (excluding Saturdays, Sundays and State of New York and federal holidays) after the date of Escrow Agent’s mailing of such copy of the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a written notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Downpayment, together with the Interest earned thereon, to the Noticing Party. If Escrow Agent shall have received a written notice of objection within the time herein prescribed, Escrow Agent shall continue to hold the Downpayment and the Interest until Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser stating who is entitled to the Downpayment (and any Interest) or (b) in the event of litigation between Seller and Purchaser, the Escrow Agent shall deposit the Downpayment, and the Interest with the clerk of the court in which said litigation is pending or (c) the Escrow Agent may take such affirmative steps as the Escrow Agent, at the Escrow Agent's option, may elect in order to terminate the Escrow Agent's duties hereunder, including, but not limited to, depositing the Downpayment and the Interest in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party or (d) a final non-appealable order of a court of competent jurisdiction directing disbursement of the Downpayment in a specific manner, in either of which events Escrow Agent shall then disburse the Downpayment in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in subdivision (a) through (c) above, but subject to the express terms of this Article 2.

2.05     At the time the Downpayment is paid to Purchaser, Seller or a third party pursuant to this Article 2 or pursuant to a final, unappealable court order, the Interest shall thereupon be paid to the recipient of the Downpayment.

2.06     The Escrow Agent may rely and act upon any instrument or other writing believed by it to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for the Escrow Agent's own willful default or gross negligence. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if the Escrow Agent's duties are hereunder affected, unless the Escrow Agent shall have given prior written consent thereto. The Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees of outside counsel) incurred in connection with its services as Escrow Agent under this Agreement, and such liability shall be joint and several. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Downpayment and the Interest pursuant to Section 2.04 hereof and may decline to take any other action. After delivery of the Downpayment and Interest in accordance herewith, the Escrow Agent shall have no further liability or obligation of any kind whatsoever.

2.07     The Escrow Agent shall have the right at any time to resign upon five (5) business days' prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify the Escrow Agent of the name and address of such successor Escrow Agent within five (5) business days after receipt of notice. If the Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, the Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as successor Escrow Agent hereunder, for such compensation as such bank or trust company shall reasonably require. At any time after the five (5) business day period, the Escrow Agent shall have the right to deliver the Downpayment and the Interest to any successor Escrow Agent selected hereunder, and upon such delivery the successor Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

2.08     Notwithstanding any other provision of this Agreement, no notice, demand, request or other communication to the Escrow Agent in connection herewith shall be binding on the Escrow Agent unless it is in writing, refers specifically to this Agreement, is addressed to the Escrow Agent and is actually received by the Escrow Agent.

2.09     The Escrow Agent is acting hereunder as stakeholder only, without compensation and for the convenience and at the request of the parties. Escrow Agent shall not be liable for any action taken or omitted in good faith, provided that the Escrow Agent shall be liable for its gross negligence or willful misconduct in any event. Escrow Agent shall not be liable for and the parties jointly and severally agree to indemnify Escrow Agent against and hold Escrow Agent harmless from the payment of any interest or court costs or legal fees in any legal action that may be brought to recover the monies held in escrow or any part thereof unless the Escrow Agent shall fail or refuse to pay over any such monies pursuant to a final judgment, order or decree. At any time, Escrow Agent shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction to determine the rights of the parties hereof, and in the event of such application of the deposit with such court, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto.

ARTICLE 3

TITLE

3.01     Purchaser shall accept title to the Property subject to the matters set forth on Exhibit B attached hereto and made a part hereof (the "Permitted Exceptions").

3.02     (a)     Seller may, at closing, satisfy any lien or encumbrance which Seller is obligated or elects to cure hereunder from the Purchase Price, and may direct the title company to make payment directly to third parties for such purpose.

(b)     Purchaser shall promptly order a commitment for title insurance (the "PTR"). Promptly after receipt of the PTR, and in no event later than fifteen (15) days after the date of full execution of this Agreement, Purchaser shall forward a copy of such report, together with a copy of any underlying documents referenced therein, to Seller's counsel. Purchaser shall also instruct the title company to promptly deliver directly to Seller's counsel copies of any updates or continuations of and any supplements to the PTR. With such report, update, continuation, and/or supplement, Purchaser shall deliver to Seller a written statement ("Exceptions Notice") setting forth any liens or encumbrances affecting, or other defects in or objections to, title to the Property disclosed by such materials ("Exceptions") to which Purchaser objects. No Permitted Exceptions shall be included in any Exceptions Notice. The failure by Purchaser to deliver an Exceptions Notice within the time period specified therefor, or, if delivered, the failure to note any particular Exception thereon, shall constitute a waiver by Purchaser of any and all Exceptions disclosed by the materials which are not so noted in such Exceptions Notice, and all such Exceptions not so noted shall be deemed Permitted Exceptions.

(c)     If Purchaser timely notifies Seller of any Exceptions in accordance with Section 3.02(b), Seller shall be entitled to reasonable adjournments of the Closing, during which Seller may attempt to remove such Exceptions; provided, however, that Seller shall not be required to bring any action or proceeding, or take any steps, or otherwise incur any expense in excess of $500,000.00 to remove any Exception. If for any reason Seller is unable or unwilling to remove any such Exception as of the Closing Date, Seller shall so notify Purchaser in writing. If Purchaser determines not to take title to the Property subject to such Exception, Purchaser shall notify Seller, within five (5) days of its receipt of such notice, that it is terminating this Agreement in accordance with the provisions of Article 13. If Purchaser does not forward such notice, Purchaser shall be deemed to have elected to perform all of Purchaser's obligations hereunder and to accept title to the Property, subject to such Exceptions and all Permitted Exceptions, without any abatement of the Purchase Price or liability therefor on the part of the Seller. Notwithstanding the foregoing, Seller hereby agrees to satisfy any mortgages or other liens or encumbrances placed by Seller against title to the Property which are curable by the payment of money either prior to Closing or simultaneously with Closing using proceeds from the sale.

(d)     Unpaid franchise taxes of any corporation in the chain of title shall be no objection to title provided that the title company agrees to insure against collection of same out of the Property.

(e)     If the PTR discloses judgments or other returns against other person having names the same as or similar to that of Seller, Seller shall upon request deliver to the title company an affidavit showing that such judgments or other returns are not against Seller.

(f)     If on the Closing Date, the Property is subject to liens, encumbrances or title exceptions which would be grounds for Purchaser to reject title hereunder, the same shall not be deemed an objection to title if, at closing, the title company will issue or bind itself to issue a policy which will insure Purchaser against collection therefrom, or enforcement thereof, against the Property at no cost to Purchaser.

3.03     Within thirty (30) days of the date hereof, Purchaser will order, at its sole cost and expense, a survey of the Property from a licensed surveyor.

3.04     Possession of the Property shall be deemed given by Seller to Purchaser at the completion of closing by delivery of a Bargain and Sale with Covenants Against Grantor's Acts Deed (the "Deed"), subject to the Permitted Exceptions.

3.05     The acceptance of the Deed for the Property by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement and, except as specified in this Agreement, no provision, representation, covenant, obligation or agreement of the parties shall survive the Closing Date.

3.06     Notwithstanding anything contained in this Article 3 to the contrary, Seller shall transfer the title free and clear of any financing agreements affecting the Property and any leasehold mortgage, security agreements or UCC’s shall be satisfied or released at the Closing.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

4.01     Seller warrants, represents and covenants to and with Purchaser that the following are true and correct on the date hereof:

4.1.1      Seller is a corporation duly formed and in good standing under the laws of the State of its organization or formation and has the requisite power and authority to enter into and to perform the terms of this Agreement.

4.1.2      Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

4.1.3      There are no leases or occupancy agreements or franchise agreements regarding the Property.

4.1.4      Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Property or any portions thereof.

4.1.5.     Seller has full right, power and authority to execute, deliver and perform this agreement without obtaining any further consents or approvals from third parties, and this agreement, when executed by Seller and Purchaser will constitute the valid binding agreement of Seller, enforceable against seller according with its terms

4.1.6     To the Seller’s actual knowledge, there is no claim, action, suit, arbitration, proceeding, or investigation pending, by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other similar body which would adversely affect the Property. Seller agrees to give purchaser prompt notice of the commencement of any such claim, action, suit, arbitration, proceeding or investigation prior to Closing.

4.1.7     To Seller’s actual knowledge, there are no judgments, orders or writs against or affecting Seller or the Property that would affect the ability of Seller to complete the transactions contemplated in this Agreement.

4.1.8     Seller will authorize Purchaser to pursue any pending real estate tax certiorari proceedings or other proceedings or protests brought by Seller to reduce the real estate taxes, assessments, valuations or other impositions on the premises or any portion thereof for any period after the Closing that have not been settled and which is permitted by law.

4.1.9     Seller has not entered into any service contracts affecting the Property, and there are no employee agreements, which will survive the Closing.

4.1.10 Seller has no actual knowledge of any hazardous materials or environmental conditions affecting the Property and Seller has no actual knowledge of any reported spills with the Department of Environmental Conservation (“DEC”). Seller will provide copies of any environmental reports within its possession concerning any hazardous conditions at the Property.

4.1.11 The Nathan’s business occupying the Property shall be vacated within three (3) months of the Closing by Surrender Agreement to be executed at the Closing.

The foregoing Seller representations in Section 4.1.11 shall not survive the Closing.

4.02     Seller covenants that:

(a)     From the date hereof until the Closing Date or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

ARTICLE 5

INSPECTION PERIOD

5.01     (a)     Purchaser, or Purchaser's agent, employees and/or contractors shall, subject to the terms and conditions below, have the right to enter the Property to make engineering inspections, environmental audits and such other tests, analysis and investigations. (collectively, the "Inspections") of the Property as are not prohibited hereunder and which Purchaser deems desirable. Purchaser shall return the Property to the same condition it was in prior to conducting any Inspections. All such Inspections shall be subject to the following terms and conditions:

(i)     All Inspections shall be at Purchaser's sole cost and expense.

(ii)     Purchaser shall, promptly upon receipt of any report or other information produced as a result of any Inspections, provide Seller with a copy or detailed description thereof.

(iii)     Purchaser may not conduct any Phase II environmental study without the prior written consent of Seller, which consent shall not be unreasonably withheld. If Purchaser conducts a Phase I environmental audit, then Purchaser shall promptly furnish a copy thereof to Seller. If Seller refuses to grant its consent to a Phase II audit after being furnished a copy of the Phase I audit, then Purchaser may (1) terminate this Agreement in which case Seller shall return to Purchaser the Downpayment plus Interest, or (2) waive the request for such Phase II audit.

(iv)     No Inspection shall interfere with the conduct of business on the Property.

(v) Purchaser and each such entering agent shall have delivered to Seller a certificate of insurance indicating that Purchaser shall have in place liability insurance naming Seller as an additional insured in an amount of $1,000,000 per occurrence and $2,000,000 in the aggregate.

(vi) All entry shall be during reasonable business hours and after reasonable prior notice to Seller so that a representative of Seller may be available at the Property.

(vii) All entry shall be at the sole risk and expense of Purchaser, its employees, agents, servants, representatives and contractors.

(viii) Purchaser agrees to indemnify and hold Seller harmless from any damage or injury to persons or property, and any claim, action or damage arising out of or in connection with Purchaser or its contractors, agents, representatives, servants or employees during their entry upon the Property.

(b)     On or before sixty (60) days from the date hereof (the “Inspection Period”), Purchaser shall notify Seller in writing whether the Inspections, are acceptable to Purchaser and whether a Phase II environmental assessment is necessary. If Purchaser so notifies Seller in writing within said time period that a Phase II is necessary and the Purchaser delivers a copy of the Phase I environmental audit to Seller substantiating same, the Inspection Period shall be extended for such reasonable period necessary for the completion of the Phase II environmental audit, but not to exceed an additional sixty (60) days (for a total of one hundred twenty (120) days) which extended period shall be solely for the completion of the Phase II environmental audit.

(i)     If the Inspections are not acceptable to Purchaser, Purchaser shall notify the Seller of the result of said Inspections within sixty (60) days from the date hereof except that if Purchaser extends the Inspection Period for a Phase II environmental audit and the results of the Phase II environmental audit are not acceptable to Purchaser, Purchaser shall notify Seller of the results of the Phase II environmental audit and deliver a copy of such report prior to the expiration of the extended Inspection Period and Seller shall have until the Closing Date during which time it may, at its option, cure the unacceptable matter.

(ii)     If Seller elects not to cure the unacceptable matter and notifies, the Purchaser of its election not to cure, in writing then this Agreement and Purchaser's obligation hereunder to purchase the Property may be terminated at Purchaser's sole and absolute election, within three (3) business days of the aforementioned written notice from Seller and in the event of such termination, Seller agrees to refund to Purchaser the Downpayment plus Interest.

(iii)     In the event that Purchaser does not elect to terminate this Agreement within the time period set forth herein then Purchaser shall be deemed to have waived the unacceptable matter and any rights to terminate under this Article 5 and there shall be no adjustment to the Purchase Price.

(iv)     In the event Seller cures the unacceptable matter, this Agreement and Purchaser's obligations hereunder shall remain in full force and effect and there shall be no adjustment in the Purchase Price.

(v)     In the event Purchaser does not so notify Seller on or before the expiration of the Inspection Period, Purchaser's obligations under this Agreement, shall become unconditional. The provisions of this Section 5.01 shall survive closing or the cancellation or termination of this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.01     Purchaser represents and warrants that:

(a)     Purchaser is a New York limited liability company, licensed to do business in the State of New York, and has all requisite power to own its property and to carry on its business as presently conducted, and Purchaser has complete and unrestricted power to execute, deliver and perform this Agreement and the transactions contemplated hereby;

(b)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any judgment, decree or order of any court applicable to or affecting Purchaser, (ii) breach the provisions of or constitute a default under any contract, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser is bound, or (iii) violate or conflict with any law or governmental regulation applicable to Purchaser;

(c)     This Agreement and all other agreements, documents and instruments executed by Purchaser pursuant hereto are and will be the valid and binding obligations of Purchaser enforceable in accordance with their terms;

6.02     All representations and warranties made by Purchaser hereunder shall be true as of the Closing Date, and shall survive the closing or the earlier termination of this Agreement.

ARTICLE 7

APPORTIONMENTS

7.01     The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of closing, as if Purchaser were vested with title to the Property during the entire day upon which closing occurs:

(a)     taxes and assessments levied against the Property;

(b)     gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at closing on the basis of the most recent meter reading occurring prior to closing; and

(c)     any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

(d)     Notwithstanding the foregoing, Purchaser shall be responsible for all taxes and assessments, gas, electric and other utilities charge and all operating expenses or items pertaining to the Property during the period of its post-Closing possession, pursuant to a Surrender Agreement to be executed and delivered at the Closing.

7.02     Notwithstanding anything contained in the foregoing provisions:

(a)     Any taxes paid at or prior to closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before closing, Seller shall be charged at closing an amount equal to that portion of such taxes and assessments which relates to the period before closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at closing, the parties shall make all necessary adjustments by appropriate payments between themselves following closing.

7.03     If on the date hereof the Property or any part thereof shall be or shall have been affected by a special assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after closing, shall be payable by the Purchaser at or subsequent to the closing (subject, however, to adjustment as provided in Section 7.01 hereof).

ARTICLE 8

CLOSING

8.01     The Closing shall take place on or before March 15, 2018, but no later than March 23, 2018, time being of the essence as to such outside date (the "Closing Date") at the offices of Seller's attorneys, Farrell Fritz, P.C., 400 RXR Plaza, Uniondale, New York.

ARTICLE 9

DELIVERIES AT CLOSING

9.01     At Closing, Seller shall deliver to Purchaser:

(a)     the Bargain and Sale Deed with Covenant Against Grantor’s Acts;

(b)     New York City and State transfer forms, including TP-584 and RP-5217 forms duly executed by Seller;

(c)     a FIRPTA affidavit indicating that Seller is not a "foreign person", as such term is defined in the Internal Revenue Code of 1954, as amended; and

(d)     a satisfaction or release of the leasehold mortgage.

(e)     proof reasonably satisfactory to the Purchaser’s title agent that all city, state or business incorporation taxes have been paid by the Seller.

(f)     proof satisfactory to the Purchaser that any franchise agreements affecting the occupancy have been terminated subject to the six month wind up period.

(g)     such other documents which are required to be delivered by Seller pursuant to this Agreement.

9.02     At Closing, Purchaser shall:

(a)     pay to Seller the balance of the Purchase Price;

(b)     execute the New York City and State transfer forms, including TP-584 and RP-5217 forms; and

(c)     deliver such other documents which are required to be delivered by Purchase under this Agreement.

9.03     At Closing, Seller and Purchaser shall execute a Surrender Agreement as more particularly described in Article 31 of this Agreement.

9.04     Seller shall pay all state and local transfer, documentary stamps and other taxes and charges relating to the transfer of the Property and normally paid by sellers of real property in the State of New York. The Purchaser shall pay all taxes and charges normally paid by purchaser of real property in the State of New York. The provisions of this Section 9.03 shall survive closing.

ARTICLE 10

FIRE OR OTHER CASUALTY

10.01     Seller and Purchaser hereby waive the provisions of all applicable laws relating to the occurrence of a casualty, and agree that the provisions of this Article 10 shall govern in lieu thereof. If at any time prior to Closing the Improvements shall be damaged by fire or other casualty (a "Casualty Event"), whether or not such destruction or damage is covered by insurance, Seller shall have no obligation to repair, rebuild or otherwise reconstruct the Improvements. If prior to the delivery of the deed hereunder part or all of the Property is damaged or destroyed by fire or other cause, Seller shall at the closing assign the claim and endorse any proceeds of any fire insurance actually received by it referable to or arising from the damage and there shall be no abatement or credit on account of the Purchase Price and no duty or obligation on Seller to repair or restore any damage or to make any repairs to the Property by reason of such fire, or casualty. Prior to the Closing or earlier termination of this Agreement, adjustment of any insurance claim shall be conducted by Seller.

ARTICLE 11

EMINENT DOMAIN

11.01     If, prior to Closing, all or any material part of the Property shall be taken by eminent domain so as to interfere with Purchaser’s proposed development of the Property (a "Material Taking"), Purchaser may elect by written notice to cancel this Agreement, such notice to be given within five (5) days of Purchaser’s knowledge of any such taking. In the event Purchaser shall so elect, both parties shall be relieved of and released from any further liability hereunder, and Seller shall forthwith repay to Purchaser the Downpayment and the Interest. Unless so cancelled, this Agreement shall remain in full force and effect and Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any awards that may be made on account of such taking. In the event of any taking by eminent domain which shall not be a Material Taking, this Agreement shall continue unmodified and in full force and effect with the condemnation award payable in full to Purchaser.

ARTICLE 12

BROKERAGE

12.01     Seller and Purchaser warrant to each other they have not dealt with any broker, finder or like agent in connection with this transaction, other than City RE Group LLC, which Broker Seller agrees to pay in accordance with the provisions of a separate agreement. Seller and Purchaser agree to, and hereby do, indemnify and save each other harmless and their respective legal representatives, heirs, successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commission or other compensation for bringing about this Agreement or the transaction contemplated hereby made by any other broker, finder or like agency which are based in whole or in part on dealing with such party or its representatives.

ARTICLE 13

TERMINATION

13.01     This Agreement may be terminated by Seller, in the event Purchaser, within ten (10) days after Seller shall have given notice to Purchaser of such failure, shall fail timely to perform the obligations on its part to be performed pursuant to the terms of this Agreement, or in the event that Seller is unable to convey the Property in accordance with the terms of this Agreement. Notwithstanding the foregoing, upon receipt of a notice from Seller of its inability to convey the Property in accordance with the provisions of this Agreement, which notice shall specify the reason for, and the extent of, such inability, Purchaser shall have the right to elect by written notice, sent to Seller within ten (10) days from the date of Seller's aforesaid notice, to purchase such right, title, and interest in and to the Property as Seller may be able to convey and assign, without any reduction in the Purchase Price unless provided to the contrary in this Agreement or any amendment thereto. Nothing contained herein shall obligate Seller to commence any legal proceedings to cure its inability to convey title to the Property under this Agreement.

13.02     This Agreement may be terminated by Purchaser only in the event that Seller is unable to convey the Property free and clear of any tenancies or possessory interests. Seller shall have not more than three (3) months from the Closing Date to deliver the Property vacant, broom clean and free of debris. In lieu of delivering the Property at Closing vacant, broom clean and free of debris, Seller will enter into a surrender agreement in the form attached hereto whereby Seller shall wind up its business, vacate the Property and deliver same in broom clean condition and free of all debris.

13.03     In the event of a termination of this Agreement due to Seller's inability to convey the Property in accordance with the terms of this Agreement, Purchaser shall be entitled to the return of the Downpayment plus the Interest.

ARTICLE 14

DEFAULT

14.01     Purchaser Default. If Purchaser defaults under this Agreement at or prior to the Closing Date by failing to complete the closing in accordance with the terms of this Agreement or in any other respect, then upon the termination of this Agreement, Seller shall be entitled to retain the Downpayment and Interest as liquidated damages and not as a penalty. The retention of the Downpayment and Interest shall be Seller's sole remedy in the event of Purchaser's default at or prior to the Closing Date. Seller and Purchaser agree that the actual damages to Seller in the event of such breach are impractical to ascertain as of the date of this Agreement and the amount of the Downpayment and Interest is a reasonable estimate thereof. Upon payment of the Downpayment and Interest to Seller as liquidated damages, this Agreement shall (except as herein otherwise expressly provided) be and become null and void and all copies will be surrendered to Seller. Nothing contained in this Section 14.01 shall be deemed to limit Seller's rights against Purchaser by reason of the indemnity obligations of Purchaser to Seller set forth in this Agreement, which obligations shall survive the termination of this Agreement.

14.02     Seller Default. In the event that Seller is unable to convey title in accordance with the terms of this Agreement, the sole liability of Seller will be to refund to Purchaser the amount paid on account of the Purchase Price and to pay the net cost of examining the title, which cost is not to exceed the charges approved by the New York State Insurance Department and the next cost of any survey made in connection therewith incurred by Purchaser, and upon such refund and payment being made this Agreement shall be considered cancelled. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Downpayment plus Interest, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder and if such remedy as provided herein is unavailable due to any prior conveyance of the Property, or other reason beyond the control of Purchaser, Purchaser shall be entitled to demand the return of the Downpayment plus Interest provided that Purchaser is entitled to such remedy pursuant to the terms of this Section 14.02. Notwithstanding the foregoing, the Purchaser shall be entitled to enforce Seller’s performance under this Agreement by bringing an action for specific performance within sixty (60) days of the Closing Date or any adjournment thereof. In any action for specific performance, the Purchaser may file a notice of pendency.

ARTICLE 15

NOTICES

15.01     Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other pursuant to the terms of this Agreement or pursuant to any applicable law or requirement of any public authority, shall be in writing and shall be deemed to have been properly given, rendered or made, if hand delivered with receipt acknowledged or sent by registered or certified mail, return receipt requested, or by overnight courier, addressed as appropriate, if to Purchaser at the address listed above, with a copy to and if to Seller, at the addresses listed above, with a copy to:

If to Seller, a copy to:

Farrell Fritz, P.C.

400 RXR Plaza

Uniondale, New York 11556

Attention:  Robert E. Sandler

Telephone: (516) 227-0706

Facsimile: (516) 336-2224

and to

If to Purchaser, a copy to:

Sweeney, Reich & Bolz, LLP

1981 Marcus Avenue, Suite 200

Lake Success, New York 11042

Attention: Rashel M. Mehlman, Esq.

Telephone: (718) 459-9000

With a courtesy copy to Rmehlman@srblawfirm.com

Any such notice, if given by hand, shall be deemed given on the date delivered or, if mailed, shall be deemed to have been given, rendered or made two (2) business days following the day so mailed, or, if sent by overnight courier, shall be deemed given, rendered or made upon receipt. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands or other communications intended for it. The attorneys for the respective parties hereto may transmit or receive any notice hereunder on behalf of their respective clients.

ARTICLE 16

AMENDMENT

16.01     This Agreement may not be changed or terminated orally. All written amendments hereto shall be executed by both parties hereto. All provisions of this Agreement shall apply to and bind the heirs, executors, administrators, successors and assigns of the respective parties.

ARTICLE 17

ASSIGNMENT

17.01     This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser's rights under this Agreement without the prior written consent of Seller, which consent may be withheld absolutely. Notwithstanding the foregoing, Purchaser may assign any membership interests to a family member, family trust or SLAT and this Agreement may be assigned for IRS 1031 purposes, if applicable. In the event Seller consents to such assignment, Purchaser and such assignee shall execute and deliver an assignment of this Agreement in the form reasonably acceptable to Seller. Any subsequent assignment may be made only with the prior written consent of Seller. No assignment of Purchaser's rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

ARTICLE 18

CONSTRUCTION

18.01     All terms and words used in this Agreement, regardless of number and gender, shall be construed to include any other number, or any other gender, as the context or sense of this Agreement or any other section or clause herein may require, as if such words had been fully and properly written in the required number and gender.

18.02     Should any of the provisions of this Agreement require interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that the terms of any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared such document, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

ARTICLE 19

RECORDING

19.01     Unless provided for under this Agreement, the parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed. If Purchaser records or files this Agreement or a notice or memorandum hereof, Seller may, at its sole option, declare this Agreement terminated, in which event, Purchaser shall be deemed to have defaulted in its obligations hereunder.

ARTICLE 20

GOVERNING AUTHORITY

20.01     This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of the State of New York.

ARTICLE 21

WAIVER; JURY WAIVER

21.01     The waiver of a breach of any term of condition of this Agreement shall not be deemed to constitute a waiver of any other or subsequent breach of the same or any other term or condition hereof.

21.02     PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

ARTICLE 22

INVALIDITY

22.01     The invalidity of any term or provision of this Agreement shall not be deemed to affect the validity of the remainder of this Agreement or of any other term or provision thereof.

ARTICLE 23

COUNTERPARTS

23.01     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of them together shall constitute one and the same instrument.

ARTICLE 24

LIMITATION OF SELLER'S LIABILITY

24.01     Except as otherwise provided herein, the liability of Seller hereunder for its failure or inability to comply with the requirements or terms of this Agreement is hereby limited only to the obligation of Seller to return to Purchaser the Downpayment plus Interest, and upon such return, the liability of Seller shall wholly cease, and Purchaser shall have no further claim against Seller.

24.02     Notwithstanding anything contained in Article 24.01 herein to the contrary, the Purchaser shall be permitted to enforce its right to close under this Agreement by bringing an action for specific performance within sixty (60) days of the Closing Date or any adjournment thereof. In any action for specific performance, the Purchaser may file a notice of pendency.

ARTICLE 25

REPRESENTATION BY COUNSEL

25.01     Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction of interpretation of this Agreement. Attorneys are hereby authorized to sign any amendments or written changes to this Agreement on behalf of their clients.

ARTICLE 26

ATTORNEYS' FEES

26.01     If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements in an amount not exceeding $25,000. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

ARTICLE 27

MERGER

27.01     It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Agreement, which fully and completely expresses their agreement, and that the same is entered into after full investigation, neither party relying upon any other statement or representation made by the other not embodied in this Agreement. Purchaser expressly agrees that there are no verbal or written statements or representations pertaining to the Property furnished by any agent, employee, servant or any other person acting on Seller's behalf which are not contained in this Agreement and for which Seller is liable or bound.

ARTICLE 28

DISCLAIMERS AND WAIVERS

28.01     Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER'S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

ARTICLE 29

NO FINANCING CONTINGENCIES

29.01     This Agreement is not contingent upon either (i) Purchaser's ability to finance the transaction contemplated hereby, or (ii) any other matter or condition except as may be expressly stated to the contrary herein.

ARTICLE 30

CERTIORARI PROCEEDINGS

30.01 Seller shall produce copies of all tax certiorari notices for the past three (3) years and if the Closing takes place, Seller shall authorize Purchaser to continue the notices without lapse to the extent permitted by law and provided such proceedings have not been settled prior to Closing. Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Premises, and to try or settle the same in Seller's discretion. The net refund of taxes and interest, if any, for any tax year for which Purchaser shall be entitled to share in the refund shall be divided between Seller and Purchaser in accordance with the proportion of said period covered by such refund in which the Premises was owned by Seller to the entire period covered, after deduction therefrom a pro rata share of all expenses, including counsel fees, necessarily incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in the proceeding and in any other proceeding simultaneously involved in the trial of settlement. Purchaser shall deliver to Seller, upon demand, receipted tax bills and cancelled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. Any refunds due for periods prior to Purchaser's ownership shall remain the property of the Seller. Purchaser shall have the right to control any such proceedings for periods subsequent to closing. The provisions of this paragraph shall survive the closing. Notwithstanding any other provision, Purchaser is under no obligation to incur any costs in furtherance of any tax certiorari proceeding.

ARTICLE 31

SURRENDER AGREMENT

31.01 Simultaneously with the Closing, if Seller elects, the parties shall execute a Surrender Agreement which provides for the occupancy of the Property after Closing in the form annexed hereto as Exhibit C (the “Surrender Agreement”), which agreement the parties shall execute simultaneously with the closing of this transaction.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

SELLER:	NATHAN’S FAMOUS OPERATING CORP.

By: /s/ ERIC GATOFF Title: CEO

PURCHASER:	660 86 LLC

By: /s/ TIM ZISS Title: Managing Member

RECEIPT BY ESCROW AGENT

The undersigned Escrow Agent hereby

acknowledges receipt of the Downpayment

by check, subject to collection, to be

held in escrow pursuant to Article 2

of this Agreement.

FARRELL FRITZ, P.C.

Dated: September 8, 2017